SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEYOND COMMERCE, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is Beyond Commerce, Inc.

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The address of the Corporation’s registered office in the state of Nevada is 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, Nevada 89169 and the Corporation’s resident agent at such address is Nevada is Incorp Services, Inc.

ARTICLE III

DURATION

The Corporation shall have perpetual existence.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be incorporated and organized under Chapter 78 of the Nevada Revised Statutes, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

ARTICLE V

POWERS

The Corporation has been formed pursuant to Chapter 78 of the Nevada Revised Statutes. The powers of the Corporation shall be those powers granted under the Nevada Revised Statues, including Sections 78.060 and 78.070 thereof.

ARTICLE VI

CAPITAL STOCK

A. CLASSES OF STOCK

The aggregate number of shares which the Corporation shall have the authority to issue shall be Ten Billion Sixty Million Four Hundred (10,060,000,400) shares as follows:

i.Common Stock: Of the total authorized capital stock, the Corporation shall have the authority to issue Ten Billion (10,000,000,000) shares having a par value of $0.001 each, which shares shall be designated “Common Stock.”

ii.Preferred Stock: Of the total authorized capital stock, the Corporation shall have the authority to issue Sixty Million Four Hundred (60,000,400) shares having a par value of $0.001 each, which shares shall be designated “Preferred Stock.” Of the 60,000,400 shares of Preferred Stock that the Corporation is authorized to issue, (i) Two Hundred Forty-nine and 9,999/10,000 (249.9999) shall be designated Series A Preferred Stock, $0.001 par value per share, having such preferences and rights as are described below; (ii) Fifty-one (51) shares shall be designated Series B Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section iv. below;

(iii) Sixty Million Ninety-nine and 1/10,000 (60,000,099.0001) shares shall remain available for designation upon the determination of the Board of Directors in accordance with the Corporation's Articles of Incorporation, as amended.

B. ISSUANCE OF PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK.

1. Dividend Rights. Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Voting Rights. Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation.

3. Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

4. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

D. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SERIES A PREFERRED STOCK.

1. Designation.   The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share.

2. Number of Shares.  The number of shares of Series A Preferred Stock authorized shall be Two Hundred Forty-nine and 9,999/10,000 (249.9999).

3. Liquidation. The Series A Preferred Stock is entitled, in the event of any voluntary liquidation, dissolution or winding up of the Corporation, to receive payment or distribution of a preferential amount before any payments or distributions are received by any class or series of common stock.

4. Dividend Rights. Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends and ranking ahead of the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

5. Voting Rights. Each holder of the Series A Preferred Stock shall be entitled to three million (3,000,000) votes for each share of Series A Preferred Stock standing in his, her or its name on the books of the Corporation.

6. Conversion. Each share of Series A Preferred Stock is convertible, at the option of the holder, into one million shares of Common Stock.

E. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SERIES B PREFERRED STOCK.

I.NAME OF THE CORPORATION

Beyond Commerce, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation.   The designation of said series of preferred stock shall be Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”).

B.Number of Shares.  The number of shares of Series B Preferred Stock authorized shall be Fifty-One (51) shares.  Each share of Series B Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”).

C.Dividends.  The Series B Preferred Stock is not entitled to receive dividends.

III. LIQUIDATION RIGHTS

The Series B Preferred Stock is entitled, in the event of any voluntary liquidation, dissolution or winding up of the Corporation, to receive payment or distribution of a preferential amount before any payments or distributions are received by any class or series of common stock.

IV.CONVERSION

No conversion of the Series B Preferred Stock is permitted.

V. RANK

All shares of the Series B Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.001 per share (“Common Stock”), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article V, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI.VOTING RIGHTS

One (1) share of the Series B Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total number of votes of the issued and outstanding shares of Common Stock and other Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.  For the avoidance of doubt, if the total number of votes of the issued and outstanding shares of Common Stock and other Preferred Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series B Preferred Stock shall be equal to 102,036 (e.g., ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation’s Articles of Incorporation or by-laws.

VII.PROTECTION PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock.

Should any holder of Series B Preferred Stock cease to be an officer or director of the Corporation at any time and for any reason, such holders’ Series B Preferred Stock shall be immediately cancelled.

VIII.MISCELLANEOUS

A.Status of Redeemed Stock.  In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

B.Lost or Stolen Certificates.  Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificates.

C.Waiver.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred Stock.

D.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Beyond Commerce, Inc.

3773 Howard Hughes Pkwy, Suite: 500

Las Vegas, NV 89169

Attention: Geordan G. Pursglove

If to the holders of Series B Preferred Stock, to the address listed in the Corporation’s books and records.

ARTICLE VII

PLACE OF MEETINGS; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings and to maintain the books of the Corporation outside the state of Nevada, at such place or places as may from time to time be designated in the Corporation’s Bylaws or by appropriate resolution.

ARTICLE VIII

AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the state of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

ARTICLE IX

LIMITED LIABILITY OF OFFICERS AND DIRECTORS

To the fullest extent permitted by applicable law, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, this limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distribution prohibited by Section 78.300 of the Nevada Revised Statutes.

The Corporation, to the full extent permitted by Chapter 78 of the Nevada Revised Statutes, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Any repeal or modification of this Article IX, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.